Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST

ACQUIRES LARGE POOL OF NON-PERFORMING LOANS

- AttractivelyPriced Acquisition of Over 1,440 Loans is a Significant Addition to NPL Portfolio –

- Expands Existing Warehouse Credit Facility to $500 Million -

Oakland, California (June 27, 2014) – Starwood Waypoint Residential Trust (NYSE: SWAY) (“the Company”), a leading single-family rental real estate investment trust (“REIT”), announced today that it completed a $117.0 million purchase of 1,441 non-performing loans (“NPLs”). The purchase price represents approximately 61.8% of the total unpaid principal balance (“UPB”) of $189.4 million and 68.2% of the estimated broker price opinion (“BPO”) value of $171.6 million.

This acquisition represents the seventh NPL pool purchased by the Company and its predecessor entities, which in aggregate represents a total purchase price of $473.6 million. This total purchase price represents approximately 54.7% of the total UPB of $866.0 million and 64.9% of the estimated total BPO value of $729.4 million at the time of each purchase.

In addition, the Company has entered into an agreement to upsize its existing $350 million warehouse credit facility with Deutsche Bank A.G. to $500 million. The credit facility has a term expiring in September, 2015 with a one-year extension. The additional $150 million of capacity to the warehouse credit facility will be used to finance the acquisition of non-performing loan pools. At June 26, 2014, the Company had utilized approximately $252 million of capacity and had approximately $248 million of availability under the expanded credit facility.

Combined with the recent expansion of its $1.0 billion revolving credit facility secured by single-family residences, the Company has a total credit capacity for investing in single-family residences and non-performing loan pools of $1.5 billion, with the ability to expand the capacity to $1.75 billion with the accordion feature of the revolving credit facility.

Gary Beasley, Co-CEO of the Company, commented, “Despite increasing levels of competition in the NPL space, we continue to see plenty of interesting opportunities that meet our underwriting and return parameters, as evidenced by this pool and others in our pipeline. The $150 million upsizing provides us with additional capacity to continue investing in attractively-priced non-performing loan pools. We remain focused on selectively acquiring NPL pools to enhance equity returns and complement our core single-family rental home strategy, but will remain disciplined and will only acquire pools that meet our strict underwriting criteria for portfolio composition and pricing.”

Additional details on the acquisition and the terms of the credit facility may be found in the Form 8-K to be filed with the Securities and Exchange Commission.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust is a REIT that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. The Company also invests in NPLs to supplement its growth, and seeks optimal resolutions for each loan by working with interested and qualified borrowers to find the most appropriate solutions to keep them in their homes, or alternatively converting loans into homes for rent or sale.

Contact:

Investor Relations

Phone: 510-987-8308

Email: IR@waypointhomes.com

Media Relations

Phil Denning or Jason Chudoba

Phone: 203-682-8200

Phil.denning@icrinc.com, Jason.chudoba@icrinc.com,